CONTACT:                                                                                                                                                                      Exhibit 99

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR DECEMBER 2004

MATTHEWS, NC, January 6, 2005 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,547 stores in 44 states, reported sales for the five-week period ended January 1, 2005, of approximately $742.8 million, or 12.8% above sales of $658.7 million for the similar period in the prior fiscal year.  Sales in existing stores for the five-week period ended January 1, 2005, increased approximately 4.0% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 6.0% in sales of hardlines and a decrease of approximately 2.8% in sales of softlines.  The strongest sales growth was in basic consumables, such as paper products and food, and in certain hardlines seasonal categories, including electronics, toys and trim-a-tree.

                For the eighteen-week period ended January 1, 2005, sales were approximately $2.123 billion, or 11.6% above sales of $1.903 billion for the similar period in the prior fiscal year.  Sales in existing stores for the eighteen-week period ended January 1, 2005, increased approximately 3.0% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 5.0% in sales of hardlines and a decrease of approximately 4.0% in sales of softlines.

                As of January 1, 2005, there were 5,539 stores in operation, including 16 stores that were opened during the five-week period ended on that date.

                As previously announced, the Company’s plan is for sales in existing stores in the four-week period ending January 29, 2005, to increase in the 2% to 3% range.

                Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the

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Release/January 6, 2005

Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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1/6/05